Press Release

FOR IMMEDIATE RELEASE
Contact: Jefferson County Bancshares, Inc.
Michael W. Walsh, President and CEO
Telephone: (636) 931-3660
Contact: Perry County Financial Corporation
Leo J. Rozier, President and CEO
Telephone: (573) 547-4581

PERRY COUNTY FINANCIAL CORPORATION TO BE ACQUIRED
BY JEFFERSON COUNTY BANCSHARES, INC.

FESTUS AND PERRYVILLE, MISSOURI, January 26, 2001 - Jefferson County Bancshares, Inc. announced today that it has reached a definitive agreement to acquire Perry County Financial Corporation (Nasdaq: PCBC), the parent company of Perry County Savings Bank, F.S.B., in a cash transaction valued at approximately $17.6 million.

Perry County Financial shareholders will receive $23.50 in cash for each share of Perry County Financial common stock. The acquisition is anticipated to be accounted for as a purchase transaction and is expected to contribute positively to Jefferson County Bancshares' earnings per share. The closing of the transaction is anticipated in the second quarter of 2001 and is contingent upon, among other things, appropriate regulatory approvals, as well as approval by Perry County Financial shareholders.

Perry County Financial serves Perry County, Missouri through it's one full-service office located in Perryville, Missouri. As of September 30, 2000, Perry County Financial reported, on a consolidated basis, total assets of $93.9 million, deposits of $66.6 million and stockholders' equity of $11.8 million.

Jefferson County Bancshares, Inc., the parent corporation of Eagle Bank & Trust Company of Jefferson County, headquartered in Festus, Missouri, serves Jefferson County with seven full service offices located in Festus, Hillsboro, House Springs, Cedar Hill, DeSoto, and Arnold. At September 30, 2000, Jefferson County Bancshares reported, on a consolidated basis, $266.7 million in assets, $202.5 million in deposits, and $22.6 million in stockholders'equity.

Michael W. Walsh, the President and Chief Executive Officer of Jefferson County Bancshares stated, "We are extremely pleased to have reached agreement to acquire Perry County Savings Bank, an organization formed in 1922 and faithfully serving Perryville and the surrounding communities. We have had a goal of significantly expanding our activities to the south and the acquisition of Perry County Financial will be a terrific step in that direction."

Leo J. Rozier, the President and Chief Executive Officer of Perry County Financial, noted that, "We are very pleased to be taking this step toward realizing enhanced shareholder value. Eagle Bank is recognized as a community bank that serves the needs of its communities well. As part of a community bank sharing many of the customer-driven ideals as ourselves, the employees of Perry County Savings Bank will continue providing the same quality service our customers have grown accustomed to receiving. Further, we look forward to increasing the types of services available to both individuals and businesses in our community with the broader selection of products and services offered by Eagle Bank."

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.